Exhibit 10.18

This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

WAREHOUSE LEASE AGREEMENT

Liegistics Park 34 Avenue du Parc Industriel 4041 Milmort (Herstal)

All correspondence in connection with this lease agreement shall be sent to Warehouse and Industrial Properties SA c/o AG RE, Avenue des Arts 58, 1000 Brussels (see Article 27, Choice of Address for Notification)

BETWEEN

Warehouse and Industrial Properties (W.I.P.) SA, with registered office at 58 Avenue des Arts in 1000 Brussels, duly registered in the Belgian Crossroad Bank for Enterprises (Banque-Carrefour des Entreprises/Kruispuntbank voor Ondernemingen) under number 0403.348.566 (RLE Brussels), lawfully represented for the purposes of this lease agreement by AG Real Estate SA, abbreviated as AG RE, with registerend office at 58 Avenue des Arts in 1000 Brussels, duly registered in the Belgian Crossroad Bank for Enterprises under number 0403.231.968, and authorised to represent the company as established by deed executed by and before Mr Damien Hisette, notary in Brussels, on 8 October 2015.

AG RE is hereby represented by:

(i)	Sprl Amaury de Crombrugghe, represented by its permanent representative, Mr. Amaury de Crombrugghe ; and
(ii)	Stijn Smekens

as established by deed executed by and before the aforementioned notary on 29 September 2015,

hereafter the "Lessor", on the one hand

AND

SKECHERS European Distribution Center sprl, with registered office at Parc Industriel Hauts Sarts, zone 3, avenue du Parc Industriel 159 in 4041 Milmort, and duly registered in the Belgian Crossroad Bank for Enterprises under number 0478.543.758 (RLE Liège), lawfully represented for the purposes of this lease agreement by Mr. David Weinberg, COO, CFO,

hereafter the "Lessee", on the other hand.

AND, in its capacity of intervening party,

SKECHERS USA Inc, a limited liability company incorporated under the laws of Delaware (USA), with registered office at CA 90266 Manhattan Beach (USA), Manhattan Beach Boulevard, 228, and registered under the Commission File Number 001-1429 with I.R.S. Employer Identification No. 95-437615, represented by Mr. David Weinberg, Director

hereinafter referred to as "Guarantor",

This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – The Leased Premises

The Lessor hereby agrees to lease to the Lessee, and the Lessee hereby leases from the Lessor, the following described premises located at avenue du Parc Industriel in 4041 Milmort (Herstal), hereafter the "Building":

•	warehouse space of approximately 18,950 m² ; and
•	attached offices of approximately 1,609 m², representing less than 10% of the total surface area of the Leased Premises

Hereafter collectively referred to as the "Leased Premises".

The Leased Premises are outlined in the plan attached to this lease agreement as Exhibit 1.

The Lessee is familiar with the Leased Premises and does not require any further description. The premises are leased to the Lessee subject to any easement(s), whether positive or negative; the Lessee gaining the benefit or accepting the burden of the easement(s).The Lessor declares that to its knowledge, the Leased Premises are not subject to any other easements than those mentioned in articles 6.3 and 10 of the notarial purchase deed of the Leased Premises, and that the Lessor has not personally granted any other easements. The Lessee declares having reviewed those two articles of the  notarial deed.

This Lease Agreement is subject to VAT in accordance with article 6 below.

Article 2 – Use

The Leased Premises are intended for warehousing and attached office purposes.

The warehouse space may be used for warehouse storage only. It cannot be used to transform or modify goods or as a company headquarters.

The Lessee is strictly prohibited from keeping or using within the Leased Premises any materials classified as hazardous or toxic to humans or that pose a threat to the security of the building. The parties agree that compliance with the use of the Leased Premises is a sine qua non condition of this Lease Agreement. Illegal warehousing activity is expressly prohibited. Storage of waste is strictly forbidden. Only waste produced by the Lessee’s activities shall be authorised in the Leased Premises, provided that (i) this is not in violation of any applicable regulations or permit conditions, and (ii) this does not represent a health or safety hazard or a threat to the security of the building.

The Leased Premises cannot be used to engage in direct-to-consumer retail or artisan’s activities of any kind. As a result, the Law of 30 April 1951 on Commercial Lease Agreements cannot be applied to this Lease Agreement.

The Lessee shall personally ensure that all administrative authorisations (including environmental permits) required to carry out the activities have been duly obtained, and that all sums, fees, taxes and other duties associated with the pursuit of the activities conducted in the Leased Premises have been duly paid, with no input or involvement from the Lessor.

Throughout the term of this lease, the Lessor agrees to use the premises for this purpose only.

The Lessee may not use the premises for any other purpose without the prior written consent of the Lessor. The Lessor reserves the right to deny such requests without providing any justification whatsoever.

The parties expressly agree that compliance with the use of the Leased Premises is a sine qua non condition of this lease, and that the Lessor would not have granted the lease agreement without this understanding.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

In addition, the Lessee must comply in full with the provisions of Article 6 of the VAT Code

Failure to comply with any of these provisions shall qualify as gross negligence, entitling the Lessor to terminate the Lease Agreement with no advance notice or compensation of any kind.

Article 3 – Term

3.1

The term of this lease agreement shall be 10 years.

The lease term shall commence on 16 June 2016 (“Start Date”) and shall end automatically on 15 June 2026, subject to the provisions of Articles 3.2 and 3.3 below.

3.2.

The Lessee is entitled to terminate the Lease Agreement upon expiry of an initial period of five years, subject to its giving 6 months' notice by registered letter with acknowledgement of receipt or by bailiff's writ. For the avoidance of any doubt, the parties indicate that, in order validly to terminate the contract after the first 5 years, notification of termination should have been given to the Lessor no later than 15 December 2020.

3.3.

At the expiry of the period mentioned in Article 3.1 above, this Lease Agreement shall be automatically extended for successive five-year periods, unless one of the parties explicitly terminates this Lease Agreement by registered letter with acknowledgement of receipt or by bailiff's writ no later than 6 months (i) before the end of the period referred to in Article 3.1 above or (ii) 6 months before the end of the relevant five-year extension period.

Article 4 – Rent

Total annual base rent has been set by mutual agreement at EUR 825,000 excluding VAT.

Lease payments are subject to VAT in the country where the warehouse space is located (in accordance with Article 47 of VAT directive n°112/2006, transposed by Article 21, §3, 1° of the VAT Code). Lease payments on warehousing space located in Belgium are subject to Belgian VAT at the current standard rate of 21%.

Rent is due monthly and payable in advance on the first day of every month, by standing order and into the account specified by the Lessor. The Lessor undertakes to invoice the rent by no later than the 1st of the month preceding the month to which the rent relates (by means of example, the Parties clarify that the invoice for the rent due for the month of July, must be issued to the Lessee at the latest on June 1st, and that this rent must be paid by the Lessee at the latest on July 1st).

Rent is payable on the due date, which also serves as formal notice.

The first rental payment shall be calculated pro rata temporis from the Start Date of the lease until the next due date. Rental payment due prior to the expiry of the lease term shall also be pro-rated, as the case may be.

The first rental payment is due upon signing the lease agreement.

Article 5 – Rent Adjustments

Rent payments shall be adjusted to reflect the cost of living, in accordance with Article 1728bis of the Belgian Civil Code.

The base rent shall be subject to indexation each year on the anniversary of the rent commencement date, automatically and ipso jure, to reflect changes in the health index, as per the formula below. The rent shall be adjusted upwards only.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

New rent	=	base rate x new index
base index

where:

•	The base rent shall be as stipulated in Article 4.
•	The new index shall be the index of the month preceding the anniversary of the rent commencement date.
•	The base index shall be the index of the month before the month during which this Lease Agreement was signed by the Parties, i.e. the health index of May 2016.

Any adjustment of the rent will be automatic and will take place as of right. For information and without any legal consequences, the Lessor will provide a simple notification to the Lessee of the New Rent amount.

Should the calculation and publication of the health index be interrupted or cease, the rent will be linked to the consumer price index. Should the Consumer Price Index be deleted or its calculation basis be amended, the parties expressly agree that the rent shall be based on the conversion rate published in the Belgian Official Journal or any other system replacing this Index. Whatever the formula used, however, the new rent can only be adjusted upwards.

If, for any reason whatsoever, no new index system has been put in place, the Lessor may raise the rent to reflect the increase in the cost of living. In this situation, the parties shall use their best endeavours to negotiate in good faith an alternative formula. In the absence of agreement, the adjustment method shall be determined by an expert appointed by the Justice of Peace having jurisdiction based on the location of the Premises.

The parties expressly agree that any waiver by the Lessor to rent increases resulting from this Article shall be made by written and signed acknowledgment of the Lessor.

Article 6 – Value Added Tax

§1. In accordance with Article 44, §3, 2°, a. of the Belgian VAT Code and pursuant to the VAT Authorities’ Administrative Decision E.T. 84.364 of 29 September 1995, the Lease Agreement shall be subject to VAT at the going rate provided that the Leased Premises are used to store merchandise and the space dedicated to this activity represents at least 90% of the total surface area.

The VAT Authorities consider that the existence of a small office within the Leased Premises does not involve the application of the VAT exemption. However, this is subject to two conditions: (i) the surface area of the office is less than or equal to 10% of the total surface area of the Leased Premises, and (ii) the office serves to manage the warehousing activities.

§2. As the VAT Authorities are strict in applying the above-mentioned conditions, the Leased Premises shall be measured by the commencement date of the Lease Agreement at the latest in order to verify the surface area and ensure that the space designated for office use is within the 10% limit.

§3. Without prejudice to Article 2, if there is a change in the use of the Leased Premises which modifies the initial intended purpose, or if more than 10% of the total surface area is used as office space or less than 90% of the total surface area is used to store merchandise, the Lessee shall notify the Lessor of the change sine die by registered letter.

§4. In the event of non-compliance with the terms of §1 of this Article, all levies, fines and expenses incurred by the Lessor as a result of the Lessee’s change in the use of the Leased Premises as per §3 above shall be charged to the Lessee. Likewise, if the Lease Agreement is considered VAT-exempt, the Lessor shall be legally obligated to refund the Tax Office all VAT deducted.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

The levies, taxes, fines, interest and expenses payable by the Lessee shall be limited:

-

if the Lessee has not notified the Lessor of the change in the use of the Leased Premises in accordance with §3 of this Article: to the VAT erroneously deducted by the Lessor plus the fine and any late payment interest charged by the Tax Authorities due to a change in the use of the Leased Premises as described in §3 ;

-

if the Lessee has duly notified the Lessor of the change in the use of the Leased Premises in accordance with §3 of this Article: to the VAT payable to the Tax Authorities as the result of a change in VAT treatment, attributable to the Lessee, due to a change in the use of the Leased Premises as described in §3. The VAT due shall be calculated in accordance with the provisions applicable to "VAT adjustment" in section III of Royal Decree n° 3 of 10 December 1969 on deductions in the application of value-added tax.

§5. If there is a change in the VAT treatment referred to in §1 of this Article, either by the tax or legislative authorities, the Lessor and the Lessee shall make every effort to ensure that the Leased Premises are not excluded from the right to charge and deduct VAT.

§6. Any amounts claimable by the Lessor pursuant to the provisions of this Article shall be invoiced on top of the lease payments which have fallen due. In accordance with VAT legislation, these amounts qualify as compensation and as such are not subject to VAT.

Article 7 – Charges

A.Taxes and Duties

All real estate and other taxes, duties and contributions (notably taxes assessed against the property as a result of the Lessee’s activities or occupancy, abandonment or neglect of the Leased Premises as well as any subsequent value-added tax, federal tax, city/town tax, provincial tax, regional tax or other tax levied by an existing or future public authority against the property) shall be borne by the Lessee.

To the extent that these taxes, duties and charges are claimed against the Lessor, the latter undertakes to invoice the amount immediately (and no later than 10 working days from the first request of the competent authority, and always with a copy of this first payment request from the competent authority) to the Lessee. The Lessor undertakes to proceed immediately to pay all taxes to the authority concerned, upon receipt of the corresponding payment from the Lessee.

The Lessor shall be entitled to compensation for any losses arising from the Lessee’s failure to pay the taxes when due, except where the delay is due to a failure by the Lessor to meet its notification obligations as set out in the preceding paragraph. In such cases, late interest payments and fines occasioned by this failure shall be borne by the Lessor.

If, due to changes in legislation, the terms of paragraph 1 become inapplicable, the Lessee shall agree to a rent adjustment equal to the current rent plus the taxes due in the previous year, effective immediately.

B.Individual Expenses

The Lessee shall pay all utility costs (water, gas, electricity, telephone/telefax connections, etc.) as well as all related expenses such as meter rental costs and connection fees, consumption costs, etc.  The Lessor and the Lessee shall make the necessary arrangements to transfer any pre-existing subscriptions from the Lessor to the Lessee, with effect from the Start Date as referred to in Article 3.1 above.

C.Common Service Charges

In addition to the rent indicated above, the Lessee shall pay the Lessor his/her contribution into the common service charges of the building, to the extent that these expenses are not included and already

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

paid in the context of the individual subscriptions referred to section 7B above. These relate to the general costs and expenses related to the operation and maintenance of the building and in particular the costs and expenses related to: heating, hot and cold running water distribution, gas, electricity, telephone connections, the installation of utility meters (gas, electricity, water), subscription and rental fees for these utility meters in common areas, air conditioning, lifts and electric and electromechanical systems and the regular control and maintenance of fire protection equipment, remote management and control of energy usage, security access control, maintenance and cleaning of the building, its surroundings and the common areas including cleaning of the front, rear and side façades and all outside windows including those in privately used rooms, mechanical blinds, entrances, passageways, as well as the costs and expenses related to water/gas/electricity consumption in connection thereto, lighting of the common areas, building operating expenses, repairs to common areas, the salary for the building manager (as per agreement between the Lessor and the building manager) as well as other building personnel, insurance premiums paid by the Lessor to insure the building.

The above list of expenses is illustrative only and not exhaustive.

The Lessee’s contribution to the common service charges of the building shall be calculated based on his/her proportional percentage in the building, as stipulated in Article 1 of this lease agreement.

Without prejudice to Article 8 below, the common service charges shall be paid in accordance with the terms stipulated in section "Service Charges Breakdown” (Exhibit 2).

Article 8 – Payment Terms – Late Payment

All rents, taxes, duties, expenses and any other amount due by the Lessee in accordance with this lease agreement are payable on their due date, which also serves as formal notice.

Rent is payable at the Lessor’s address on the Lessor’s designated account, until the Lessee is notified of other arrangements. Taxes and duties, expenses and any other amount due by the Lessee under this lease agreement are payable at the Lessor’s address and by wire transfer to the Lessor’s designated account, until the Lessee is notified of other arrangements.

Without prejudice to the Lessor’s other rights and remedies against the Lessee and to the terms of Article 16 below, in the event of non-payment of rents, expenses and/or any other amount owed by the Lessee under this lease agreement on the due date, interest shall accrue ipso jure on the owed amount automatically and without prior formal notice as of the due date, at the legal interest rate applicable for late payment in commercial transactions (see Law of 2 August 2002).

Article 9 – Use of the Leased Premises

The Lessee agrees to act with the customary due diligence when occupying the premises.

The maximum allowable floor load capacity shall be 5,000 kg/m² for the warehouse space and 300 kg/m² for the attached offices, including the weight of the walls and room partitions.

After the initial contradictory inventory of fixtures, the Lessee shall be entitled to set up and install telephones, radios and televisions, teletypewriters and other communication and electronic equipment (including a camera surveillance system and an alarm system) inside (and, for the camera surveillance system and alarm system, also on the outside of) the Leased Premises, without the prior consent of the Lessor and without this resulting in any potential deterioration of the Leased Premises.

The setup, installation and use of such equipment shall be solely at the Lessee’s own risk and expenses, and under his/her own responsibility. By signing this Lease Agreement, the Lessor marks its consent to the works cited in the preceding paragraphs.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

If installing other equipment or systems than those cited in the preceding paragraphs requires alterations to the building or to the common areas, the Lessee shall obtain prior written consent from the Lessor. The Lessor nevertheless reserves the right to deny such requests, provided it does not do on an unreasonable basis.

Public auctions are strictly prohibited in the Leased Premises.

Article 10 – Initial Inventory of fixtures

A detailed report of the initial inventory of fixtures of the premises shall be drawn up contradictorily before the Lessee takes possession of the Leased Premises.

The inspection report shall be drawn up by a single expert mutually appointed by the parties or by two different experts, each representing one of the parties. If the experts are unable to reach an agreement, the earliest petitioner shall ask the justice of the peace established in the jurisdiction where the building is located to appoint a court expert. Payment of fees for the mutually appointed expert or the court expert shall be evenly divided between the two parties.

If significant alterations are made to the Leased Premises after the initial inventory of fixtures, each party reserves the right to request an addendum to that initial inventory to be drawn up by following the same procedure.

The inventory of fixtures report and any subsequent addendum shall form an integral part of this lease agreement.

Article 11 – Return of the Leased Premises – Inventory of fixtures of output

The Lessee agrees to return the Leased Premises to the Lessor at the end of the lease term, in the same condition as set forth in the initial inventory of fixtures except for damage due to normal wear, without prejudice to the provisions set forth in Article 12 below.

However, in the event of early termination of the lease agreement due to the Lessee’s breach of contract (except the right of early termination as provided for in Article 3.2), the Lessee shall be deemed liable for all damage or deterioration to the property occurred during the lease term, including normal wear.

At the end of the lease term, an inventory of fixtures of output shall be drawn up in accordance with the procedure outlined in Article 10. By comparing the initial inventory of fixtures and the inventory of fixtures of output, , the expert shall set the amount of compensation for the property damage (whereby damage due to normal wear, if any, shall be excluded) and for the period of vacancy of the Leased Premises.

The decision of the expert(s) shall be binding on both parties.

If repairs or alterations are required to restore the property to its initial condition, and always without any prejudice whatsoever to the provisions of Article 12 below, they must be completed before the end of the lease term. Should the Lessee fail to do so, s/he shall pay the Lessor a compensation equivalent to two months’ rent calculated based on the amount of rent in force at the end of the lease term per month, without prejudice to his/her other obligations, and any month started shall be due in full.

Article 12 – Alterations, Additions and Improvements

The Lessee shall not make any alterations, additions or improvements to the Leased Premises without first obtaining the express written consent of the Lessor who shall not unreasonably refuse such authorization.

The Lessee agrees to provide the Lessor with the construction plans for any alterations, additions and improvements to be made to the Leased Premises.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

The alterations, additions and improvements must match the style of the building (materials, lighting, etc.). They shall be completed at the sole expense, risk and responsibility of the Lessee.

The Lessor reserves the right to supervise all authorised construction work and to request from the Lessee evidence of sufficient insurance coverage.

In addition, to carry out the authorised construction work, the Lessee must comply with all applicable standards, regulations and requirements such as construction permits and building safety regulations, including safety standards required by the insurance company and fire protection services.

The Lessee may be asked to prove compliance with these standards, regulations and requirements at any time. Should the Lessee be in breach thereof, the Lessor reserves the right to stop all construction works at the Lessee’s expense, or to terminate the lease agreement for breach of contractual obligations.

By signing this contract, the Lessor permits the Lessee to install a camera surveillance system and an alarm system in the rented premises (and as already mentioned in Article 9 above).

At the end of the lease term, at any given moment and irrespective as to how the lease came to an end, all alterations, additions and improvements built, constructed or placed by the Lessee shall become the property of the Lessor, and shall be delivered in good working order (except normal wear and tear), free of charge and without any compensation. The Lessor reserves the right to demand the removal of these alterations, additions and improvements and to restore the Leased Premises to its original condition, either fully or partially, even if the construction was carried out with the Lessor’s express consent.

Article 13 – Repairs and Maintenance

The Lessee shall maintain the Leased Premises in good, first class condition and shall make any necessary repairs or replacements. To reach this state of repair, the Lessee will perform the various maintenance tasks according to good practice. It will provide the Lessor with periodical maintenance reports in accordance with the schedule set out in Exhibit 3.

The Lessee shall be responsible for all repairs and replacements, even those other than leasehold repairs (including repairs arising out of a force majeure event or normal wear), with the exception of major repairs as defined in Articles 605 and 606 of the Belgian Civil Code, which are the responsibility of the Lessor, unless they can be attributed to the Lessee.

The Lessor shall, however, carry out the major repairs occasioned by stability problems of the building, or required to prevent stability problems of the building, as well as major repairs to the roof and the HVAC installation.

The Lessor may order the Lessee, by registered letter, to make any repairs or replacements that s/he deems necessary. In such cases (and unless the Lessee challenges the reasonableness of the required work), the Lessee agrees to proceed to effect (have effected) the tasks in a timely manner, and to complete them, to a degree reasonable for the Lessee, within two months following the sending of the written notice. Should the Lessee fail to make the repairs or replacements as requested, the Lessor is entitled to proceed with the works him/herself at the Lessee’s expense and risk.

Throughout the entire term of this lease agreement, the Lessee shall not be entitled to any compensation or abatement of rent while construction, repairs or improvements are being carried out, even if they take longer than 40 days to complete.

Subject to the Lessee’s being notified at least 24 hours in advance of the planned visit, except in emergencies, the Lessor, his/her authorized representatives and any building contractors(s) hired by the Lessor shall have the right to enter the Leased Premises for inspection purposes and/or to carry out any repairs deemed appropriate by the Lessor, even if these repairs relate to a neighboring tenant.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

The Lessor may have all installations checked each year by an expert of his/her choice. The Lessee shall allow the expert to enter the Leased Premises and to access the installations. The Lessee shall also satisfy any request for information by the expert, such as invoices, maintenance contracts, log books, etc. The Lessee shall be given a copy of the expert’s report, for informational purposes only, with no admission of liability on the Lessor’s part. The Lessee agrees to strictly adhere to the recommendations contained in the expert’s report.

The Lessee shall inform the Lessor promptly and by registered letter of any repairs which are the Lessor’s responsibility. In the absence of such notification, the Lessee shall be held liable for any deterioration or consequential damage resulting therefrom.

Once the Lessor has been duly notified of his/her responsibility to complete certain repairs, s/he agrees to take all necessary measures to carry them out promptly, and to act with the customary due diligence.

The Lessor shall not be held liable for any loss or damage that the Lessee may sustain or incur by reason of an interruption in the use of building services for reasons beyond the Lessor’s control, provided that the Lessor has taken all reasonable steps to keep these services in good working order or to restore them after a failure or interruption.

Article 14 – Energy and Environmental Impact

As part of a more responsible and rational energy usage, as promoted by regional, federal and supranational authorities, the Lessee agrees to:

(i)	cooperate fully with all energy audits initiated by the Lessor, with a maximum of one audit per year, and
(ii)

provide all information, including supporting documents, with respect to all policies and decisions affecting the environment, such as energy and water consumption, waste treatment services, the presence of hazardous substances on the premises, mobility, etc., within 15 days following the Lessor’s express request.

The Lessee also agrees to include this provision in any assignment or subletting agreement.

Article 15 – Change in Legal and/or Regulatory Requirements

The Lessor warrants that the property is in full compliance with all legal and regulatory requirements applicable at the time the building permit was issued.

Any alterations or improvements required as a result of new provisions affecting the Lessee’s business activities shall be at his/her own expense. The Lessee shall not be entitled to any refund from the Lessor at the end of the lease term.

Such alterations or improvements are subject to the provisions of Article 12 of this lease agreement.

Article 16 – Guarantee

A.	Guarantee by the Lessee's parent company

The Guarantor, which declares that it is fully informed of the content of this agreement, hereby jointly and severally guarantees all obligations of the Lessee under this agreement (hereinafter the "Lessee's obligations"). The Guarantor’s commitment is given in favour of the Lessor, which accepts it, and in favor of any successors-in-law of the Lessor.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

The Guarantor hereby formally and irrevocably declares (without prejudice to what is mentioned below, sub article 16.B., in fine):

(i)	that it waives the benefit of discussion (Article 2021 of the Civil Code) and, where applicable, the benefit of division (Article 2026 of the Civil Code);
(ii)

renounces any recourse, of any nature whatsoever, with subrogation or in person, against the Lessor or any other guarantor of the Lessor as long as the entirety of the Lessee's obligations have not been fulfilled,  This waiver includes a waiver by the Guarantor to invoke Articles 1251.3, 2028, 2029, 2032, 2033 and 2039 of the Civil Code prior to the execution of all the Lessee's obligations;

(iii)	to waive invoking Article 2037 of the Civil Code;
(iv)

in so far as applicable, to waive Article 2027 of the Civil Code, in the event that the Lessor requires from the Guarantor the execution of only a part of the Lessee's obligation, this division by the Lessor not excluding any recourse by the Lessor against the Guarantor in respect of obligations of the Lessee remaining to be performed;

(v)

waives asserting its discharge in the event that, for any reason whatsoever, a payment made by the Lessee in favour of the Lessor proves invalid, specifically because of incapacity, bankruptcy or other reasons affecting the Lessee, and, more generally, waives invoking Article 2029 of the Civil Code.

The guarantee ends when all the Lessee's obligations have been performed or as from the moment a rental guarantee has been provided upon the Lessor’s request, in accordance with article 16.B. below.

The fact that the Lessor fails to assert or asserts only after a delay a right arising out of the guarantee may in no case be deemed to constitute a waiver, express or implied, by the Lessor, of its right to assert at a later date that right or any other derivative right.

The costs of providing the guarantee, its implementation in the courts or before a public officer, and its execution shall be borne exclusively by the Guarantor.

B.	On first demand rental guarantee

The Lessee will be required, upon the Lessor’s express request, to provide an on first demand rental guarantee from a first-class financial institution headquartered in Belgium, the wording of which is consistent with the draft text annexed to this Lease Agreement (Exhibit 3)., in the two following events :

- (1) In the event of failure, for two consecutive months,  to pay the rent on time as provided for in Article 4, 3rd paragraph ;

- (2)  In case of transfer of ownership of the leased premises, and provided the new owner requests such a first demand rental guarantee. The Lessor shall notify the Lessee of such request, in which case the Lessee shall provide the rental guarantee at the latest at the date of the notarial purchase deed.

The mere fact of providing a first demand rental guarantee shall release the Guarantor, with immediate effect, of any further obligations under the present lease agreement.

The amount of the rental guarantee is equal to six months' rent at the time of constitution of the guarantee.

In any case, the text of the on first demand rental guarantee must stipulate that the guarantee is provided for a period expiring no earlier than four months after the expiry of the Lease Agreement.

If the Lessor does not approve the bank or the wording of the guarantee, the Lessee shall be required to provide the security deposit in cash. In that case, the guarantee obligations of the parent company of the Lessee remain in place.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

Article 17 – Assignment and Lease

17.1

The Lessee is not entitled to assign this lease agreement in full or in part, without the prior written consent of the Lessor who may refuse only for reasonable motives.

This prior written authorization shall not be required in case of transfer to a company affiliated to the Lessee ("affiliated company" (‘société liée') within the meaning given in Article 11 of the Belgian Companies Code).

17.2.

Provided that the third party respects strictly the destination of the Leased Premises as described in Article 2 above, and provided it complies fully with the obligations set out in Article 6 above, the Lessee may sublease the Leased Premises in whole or in part to a third party without requiring the Lessor's prior authorization.

17.3

If the Lessor authorizes the assignment or in case of sublease of the lease agreement, the Lessee and the sub-lessee/assignee shall be held jointly and severally liable towards the Lessor for the compliance with all obligations under this lease.

The Lessee agrees to obtain a similar commitment towards the Lessor from the sub-lessee or assignee. Otherwise, the assignment or sublease agreement shall be null and void, even if the Lessor gave his/her prior written consent.

The term of the sublease agreement cannot be longer than the term of the original lease agreement.

Article 18 – Signs and Other Displays

18.1

The Lessee shall not, without the Lessor’s prior written consent, display any signs or advertising placards other than those mentioned in Article 18.2 below on the exterior (roof, facade, etc.) of the Leased Premises. Prior to approval, the Lessee shall submit to the Lessor all plans and specifications for the installation of any signage to allow the Lessor to evaluate the dimensions, size, graphic design, etc.

18.2

By signing this Lease Agreement, the Lessor declares that it has been informed by the Lessee of its desire to fix to the façade an advertising sign (the details and dimensions are shown on the plan contained in Exhibit 1 to the present Lease Agreement). The Lessor expressly consents to this installation. Any permit, taxes and costs related to the location of the sign shall be the Lessee's sole responsibility.

18.3

If the Lessor has consented to the signs and/or other displays, the Lessee shall pay all costs and assume all risks for the permitted signage as well as all costs and expenses for the installation and removal, in compliance with all applicable regulations.

It is the Lessee’s responsibility to obtain the required administrative authorisations, with no input or involvement from the Lessor.

Article 19 – Insurance and Waiver of Liability

The Lessor shall procure, pay for and keep in full force and effect a policy or policies of insurance covering the building.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

In the event that the Lessee’s activities or use of the Leased Premises increase the insurance rates upon the building, the Lessee agrees to pay to the Lessor upon demand the amount of any increase in premiums for insurance resulting to the Lessor.

Throughout the lease term, the Lessee shall procure, pay for and keep in full force and effect a policy or policies of insurance covering the Lessee’s occupation of the Leased Premises, liability towards third parties and all goods, wares, merchandise or other property of the Lessee in case of fire, explosion, water, glass breakage or other perils. A copy of the policy(ies) and, at the Lessor's simple request, proof of payment of the premiums shall be delivered to the Lessor.

Any compensation payable for the Leased Premises or the building as the result of a claim on the above-mentioned policy(ies) taken out by the Lessor shall be paid directly to the Lessor by the insurance company.

The policy to be subscribed by the Lessee will include a clause stipulating that the insurance company will give the Lessor at least 15 days' advance notice of the cancellation or suspension of the policy for any reason whatsoever.

The parties agree to hold each other harmless and waive any liability that they may be entitled to claim against one another or against the owner, long-term leaseholder, lessee, tenant, assignor, assignee, occupant, building manager or caretaker as well as against their employees or authorised representatives for any loss or damage arising from an undesirable event such as fire (the same waiver of liability applies to all tenants and occupants included their insurers), with the exception of liability for gross negligence or wilful misconduct.

Article 20 – Exclusion of Liability for the Lessor and his/her beneficiaries

The Lessee shall be responsible for guarding and protecting the Leased Premises. The Lessee hereby expressly agrees that the Lessor and his/her beneficiaries shall not be held liable for any damage or injury occasioned by theft, riots, vandalism or disturbances of any kind occurring in front of or inside the Leased Premises.

In the event that administrative or legal proceedings are initiated against the Lessor as a result of the activity or presence of the Lessee in the building, the Lessee shall indemnify and hold the Lessor harmless from all liability and loss arising from such proceedings.

Article 21 – Insolvency

This lease agreement is subject to the condition subsequent of the Lessee’s bankruptcy, liquidation, or collective debt settlement.

This provision shall only apply in favour of the Lessor.

Article 22 – Early termination upon Lessee’s default

In the event of termination of this lease agreement upon the Lessee’s breaches of his/her contractual obligations, the Lessee shall pay to the Lessor a compensation for early termination amounting to three months’ rent plus charges and taxes, plus a re-letting fee representing three months’ rent plus charges and taxes, in addition to the rent, charges and taxes due for the outstanding quarter until the premises have been redelivered to the Lessor, without prejudice to Article 12 above.

The Lessee cannot use this provision to avoid meeting his/her obligations under this lease agreement.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

Article 23 – Expropriation

Should the property be expropriated for public use, the lease shall be terminated on the date the public authorities take possession of the Leased Premises.

The compensation granted by the expropriating authorities to the Lessee shall not under any circumstance reduce the amount of compensation payable to the Lessor.

The Lessee shall not be entitled to claim any compensation to the Lessor.

The Lessor shall inform the Lessee immediately of any expropriation proceedings and keep him/her informed of the progress thereof.

Article 24 – Access to the Leased Premises

During six months preceding the end of the lease term, or in case of sale of the building by the Lessor, the Lessee shall allow the Lessor to display the usual posters advertising the sale or lease of the premises in visible locations and shall authorise visits by people accompanied by the Lessor and/or his/her representative(s) at any time between 9:00 a.m. and 5:00 p.m., from Monday to Friday.

Article 25 – Registration and Fees

The Lessor shall be responsible for registering this lease agreement and the Lessee shall be responsible for paying all registration fees.

As the Lease Agreement is subject to VAT (pursuant to Article 18, §1, 9° of the Belgian VAT Code), fixed general duties shall apply (Administrative Decision of 18 December 1972 n° E.E./83.039 in Rep. RJ).

Article 26 – Notice Dates

All notices sent by registered letter in connection with this lease agreement shall be considered as duly given on the day they are deposited at the post office, with the date on the deposit slip serving as proof.

Article 27 – Choice of Address for Notification

The Lessee elects domicile in the Leased Premises for notification during and after the end of the lease term for all lease-related purposes unless s/he has notified to the Lessor a new address in Belgium after his/her departure.

All correspondence in connection with this lease agreement shall be sent to the Lessor c/o AG RE, Avenue des Arts 58, 1000 Brussels.

Article 28 – Governing Law and Jurisdiction

The Lease Agreement shall be governed and construed in accordance with the Laws of Belgium.

Any dispute(s) which may arise between the parties in connection with this lease agreement shall be settled in the Courts of Liège.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

Article 29 - Severability

The invalidity or unenforceability of any provision of this lease agreement shall not affect the validity or enforceability of the other provisions of this agreement, which shall remain in full force and effect.

The parties shall replace the invalid or unenforceable provision with a provision which is as close as possible to the original economic and practical intent of the invalid or unenforceable provision.

[Article 30 – Special Terms]

Article 30.1   Work to be undertaken by the Lessor

The Lessor undertakes to perform, at its own expense, the following work (and undertakes to make every effort to finalize this work within three months from the Start Date, seeking at all times to avoid as far as possible disrupting the Lessee's activities and its enjoyment of the Leased Premises):

-	maintenance of the entire roof, with repair, if necessary, of any water leaks from the roof of the Leased Premises;
-	to replace the closing mechanisms of the bay doors with stronger door systems. The technical specifications of the systems chosen shall be sent to the Lessee for his prior approval.

After execution of the above mentioned works, the provisions of Article 13 shall also apply.

Article 30.2   Rent reduction

Exceptionally, and for commercial purposes, a 50% reduction will be applied on the rent from 16 June 2016 until 31 December 2016.

To the rent for the first quarter 2017 a reduction of EUR 75,000 will be applied.

Article 30.3   Agreement of SPI+

The Lessor declares and warrants that it has obtained the prior approval of SPI+ (as required pursuant to article 6.3. of the notarial purchase deed of the Leased Premises) with the scope and the contents of this lease agreement.

Article 30.4   Intermediate Inventory of fixtures

Without prejudice to articles 10 and 11 above, and with the only goal of allowing to track and monitor the evolution of the state of the Leased Premises, the Parties agree to draw up, every two years, an intermediate inventory of fixtures of the premises. The procedure of article 10 shall be applied in this respect. Under no circumstances can such intermediate inventories be deemed to replace the initial inventory of fixtures.

Drawn up in Brussels on …………June 2016 in four original copies, each party having received one original, with the fourth copy filed to comply with registration requirements.

the Lessee,	the Lessor,

/s/ David Weinberg	/s/ Amaury de Crombrugghe

Mr. David Weinberg	sprl Amaury de Crombrugghe,
Business Manager	A. de Crombrugghe
Permanent representative

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

/s/Stijn Smekens

Stijn Smekens

The Guarantor,

/s/ David Weinberg

Mr. David Weinberg,
CFO, COO, Director

Exhibits:

1.	Building plans (including specifications of the advertising sign)
2.	Service Charges Breakdown
3.	Maintenance report

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

Exhibit 2

Service Charges Breakdown

At the end of each calendar quarter, the building manager will prepare a detailed breakdown of the common service charges as referred to in Article 7.C. of this lease agreement and send to the Lessee his/her detailed contribution based on his/her proportional share of occupancy in the building. The tenant shall pay his/her contribution promptly upon receipt of this document from the Lessor.

All real estate taxes (and/or any other taxes, duties and contributions) to be paid by the Lessee in accordance with Article 7.A. shall be charged separately from the service charges referred to in this Exhibit 2. Real Estate Taxes are payable at the time specified in Article 7.A.

All invoices and other evidence of the expenses charged to the Lessor or the building manager shall be available for the Lessee’s review at the building manager’s head office. The Lessee may also request copies of such evidence.

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This English translation has been provided as a convenience and should be used for reference purposes only. In the event of a dispute, the French and Dutch versions remain the authoritative texts.

Exhibit 3

GUARANTEE

This bank guarantee has been provided by Bank

To the benefit of

headquartered at		, required as per
Article	of the lease agreement between	, the Lessee
the Lessor,

and

and regarding

The Bank confirms that it has received a copy of the above listed lease agreement.

This bank guarantee represents the Bank                    ’s abstract, unilateral, irrevocable and unconditional commitment to pay the fixed amount of EUR                           if so requested by the Lessor and subject to the following provisions:

1.	The Bank guarantees the full and complete performance of the Lessee’s obligations under the above listed lease agreement.

2.

The guarantee is however limited to the equivalent of six months’ rent, currently amounting to EUR. This amount shall be indexed according to the same terms and conditions as for the rent so that it always represents the equivalent of the last six months’ rent.

3.	The guarantee shall be called upon by the Lessor by registered letter duly signed by the Lessor or his/her authorised representatives.

The payment request shall specify the sum of money to be released, up to the maximum guaranteed amount.

4.

The requested sum of money shall be released to the Lessor unconditionally, without the need for the Lessor to provide any justification whatsoever, within a period of 10 days starting from the day the registered letter was deposited at the post office, in accordance with the terms and on the account specified by the Lessor in the request for payment.

5.	This guarantee shall remain in full force and effect for a period equal to the term of the lease agreement, plus an additional period of four months.

6.	This guarantee cannot be withdrawn without the prior written consent of the Lessor, unless an identical guarantee has been issued by another reputable bank headquartered in Belgium.

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